Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

October 5, 2009

YRC Worldwide Advances Functional Organization Structure with Leadership Changes

Company continues to implement comprehensive plan,

with focus on customer service, sales and finance

OVERLAND PARK, Kan. – YRC Worldwide (NASDAQ: YRCW), today announced the appointment of a chief operating officer and subsequent changes to its senior leadership alignment. The modifications are an advancement of the functional organization structure introduced in June across YRC Worldwide to streamline decision-making, eliminate duplicate efforts and costs while maintaining focus on critical customer-impacting areas.

“As we continue to work our comprehensive plan to restore financial strength and position our company for future growth, the most critical interdependencies rest between finance, operations and sales,” stated Bill Zollars, chairman, president and chief executive officer – YRC Worldwide. “Today’s actions ensure these key functions are working directly together to meet our service commitments to customers and attain our strategic goals.”

The following YRC Worldwide appointments are effective immediately:

•

Tim Wicks, formerly executive vice president and chief financial officer, assumes the role of chief operating officer – YRC Worldwide, reporting to Zollars. In this new role, Wicks is responsible for sales, marketing, pricing, operations and financial strategy results across the company. Reporting directly to Wicks are Mike Smid, president – YRC Inc., and chief operations officer – YRC Worldwide and John Garcia, executive vice president and chief sales officer – YRC Worldwide. In addition, Greg Reid, executive vice president and chief marketing officer along with Andy Slusher, vice president pricing will report to Wicks.

•

Also reporting to Wicks is Sheila Taylor, who will assume a new role as executive vice president and chief financial officer – YRC Worldwide. Prior to this position, Taylor served as vice president – Investor Relations and Treasurer. Taylor now leads a consolidated organization comprised of all strategic and operational finance activities across YRC Worldwide. Paul Liljegren will lead Investor Relations and Treasury, and Phil Gaines will assume the role of chief accounting officer, in addition to his other finance duties. Both will report to Taylor, along with Terry Gerrond, vice president –Taxation.

•

Mike Naatz, executive vice president and chief information and service officer – YRC Worldwide, will take on an expanded role leading revenue management, in addition to billing, quality, information technology and customer service, as the company sharpens its focus on the end-to-end customer experience. Naatz will continue to report to Zollars.

Dan Churay, executive vice president, general counsel and secretary; Jim Kissinger, executive vice president – Human Resources; and John Carr, president – ppYRC Logistics, remain in their current roles, reporting to Zollars.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. The company is headquartered in Overland Park, Kan.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	paul.liljegren@yrcw.com		sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide